UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 27, 2015
Date of Report (date of earliest event reported)

Nanometrics Incorporated
(Exact name of Registrant as specified in charter)

Delaware	000-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1550 Buckeye Drive, Milpitas, California 95035
(Address of principal executive offices)
Registrant's telephone number, including area code: (408) 545-6000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2015, the Board of Directors of Nanometrics Incorporated appointed Christopher A. Seams to serve as a member of the Nanometrics Board of Directors. Concurrently with his appointment, the Board increased the size of the Board from five (5) directors to six (6) directors. In addition, Mr. Seams was appointed as a member of the Audit Committee and the Nominating and Governance Committee.
As a new non-employee director, upon appointment Mr. Seams received restricted stock units valued at $100,000 pro-rated to reflect the amount of time served before the next annual meeting of stockholders. In addition, Mr. Seams will receive annual compensation (cash compensation pro-rated for a partial year of service) as follows: a retainer fee of $50,000, an additional retainer fee of $10,000 for service on the Audit Committee and $5,000 for service on the Nominating and Governance Committee, and restricted stock units valued at $100,000 to be granted on the date of Nanometrics’ annual meeting of stockholders and vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of stockholders. In addition, Mr. Seams is eligible to participate in Nanometrics’ self-funded Executive Reimbursement Plan and will enter into Nanometrics’ standard form of indemnity agreement.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2015	NANOMETRICS INCORPORATED

/s/ Jeffrey Andreson
Jeffrey Andreson Chief Financial Officer
Duly Authorized Officer